Exhibit 99.1
INVESTORS: Allan Kells
(816) 201-2445 allan.kells@cerner.com
MEDIA: Jennifer Bosshardt
(816) 201-0048 jennifer.bosshardt@cerner.com
Cerner’s Internet Home Page: http://www.cerner.com
Cerner Delivers Strong Revenue and Earnings Growth
New Business Bookings a First Quarter Record
KANSAS CITY, Mo. — April 20, 2006—Cerner Corp. (NASDAQ: CERN) today announced results for the 2006 first quarter that ended April 1, delivering strong levels of new business bookings, revenue, earnings and operating cash flow. New business bookings revenue in the first quarter was $262.0 million, which is up 12 percent over the first quarter of 2005, and an all-time high level for bookings in the first quarter. First quarter 2006 revenues increased 22 percent to $321.2 million compared to $262.5 million in the year-ago quarter.
On a GAAP basis, first quarter 2006 net earnings were $20.1 million, and diluted earnings per share were $0.25. First quarter 2005 GAAP net earnings were $12.5 million and diluted earnings per share were $0.16. First quarter 2006 net earnings and diluted earnings per share reflect the impact of adopting Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, which requires the expensing of stock options. Adoption of SFAS 123R reduced first quarter 2006 net earnings and diluted earnings per share by $2.9 million and $0.03, respectively. First quarter of 2005 included a charge for the write-off of acquired in-process research and development related to the acquisition of the medical division of VitalWorks, Inc. This charge impacted first quarter 2005 net earnings by $3.9 million and diluted earnings per share by $0.05.
Adjusting for these items, first quarter 2006 net earnings were $23.1 million, which is 40 percent higher than the $16.5 million of adjusted net earnings in the first quarter of 2005. Adjusted diluted earnings per share were $0.28 in the first quarter of 2006 and $0.21 in the first quarter of 2005. Analysts’ consensus estimate for first quarter 2006 for diluted earnings per share before stock options expense was $0.27.
Other First Quarter Highlights:
•	Strong cash collections of $341.5 million.

•	Operating cash flow of $51.2 million compared to $44.3 million in the first quarter of 2005.

•	Days sales outstanding of 91 days compared to 99 days in the year-ago quarter and 89 days in the fourth quarter of 2005.

•	Total revenue backlog of $2.18 billion, up 36 percent over the year-ago quarter. This is comprised of $1.75 billion of contract backlog and $430.5 million of support and maintenance backlog.

•	303 Cerner Millennium® solution implementations were completed. Cerner has now turned on more than 5,100 Cerner Millennium solutions at more than 950 client facilities worldwide.

“Our strong results in the first quarter represent a very good start to the year,” said Neal Patterson, Cerner’s co-founder, chairman and chief executive officer. “After a record 2005 in the U.S. and abroad, our first quarter results again included strong contribution from both our U.S. and global businesses, strengthening our position as a worldwide healthcare IT leader. With systems installed in 17 countries and offices in 13 countries, no other healthcare IT company has a comparable global presence.”
“Cerner’s first quarter also included progress at advancing several strategic initiatives,” added Patterson. “By advancing new models for delivering regional health information networks, rolling out a new approach to delivering physician practice solutions, expanding condition management systems, and unveiling innovative medication dispensing devices, Cerner continued its role of leveraging our key strategies and using innovation to make healthcare safer, more efficient and of higher quality.”
Future Period Guidance
The company expects revenue in the second quarter of 2006 to be approximately $320 million to $330 million. Cerner expects diluted earnings per share excluding stock options expense in the second quarter to be between $0.31 and $0.32. The company expects SFAS No. 123R share-based compensation expense to reduce diluted earnings per share in the second quarter by approximately $0.04, leading to expected diluted earnings per share between $0.27 and $0.28.
Cerner expects new business bookings in the second quarter to be between $305 million and $320 million, which reflects double-digit growth over the record bookings reported in the second quarter of 2005.
For the year 2006, Cerner expects diluted earnings per share of $1.35 to $1.36 before stock options expense, which reflects growth of approximately 24 percent over 2005 and is 1 cent higher than the company’s prior guidance. The company expects SFAS No. 123R share-based compensation expense to reduce diluted earnings per share for 2006 by approximately $0.16, leading to expected diluted earnings per share of approximately $1.19 to $1.20. Cerner expects 2006 revenue to be between $1.31 billion and $1.35 billion, which is $10 million higher than the company’s prior guidance.
Earnings Conference Call
Cerner will host an earnings conference call to provide additional detail on first quarter results at 3:30 p.m. CDT on April 20. The dial-in number for the call is (617) 597-5324 with a pass code of Cerner. The replay number is (617) 801-6888 (Pass code: 82773116). The rebroadcast of the call will be available from approximately 6:30 p.m. CDT, April 20, through 6:30 p.m. CDT, April 23.
An audio webcast will be available both live and archived on Cerner’s Web site at www.cerner.com under the About Cerner section (click Investors, then Presentations and Webcasts). A copy of the script used during the call will also be available at the same section of www.cerner.com.
Cerner Corp. is taking the paper chart out of healthcare, eliminating error, variance and waste in the care process. With more than 1,500 clients worldwide, Cerner is the leading supplier of healthcare information technology. The following are trademarks of Cerner: Cerner, Cerner Millennium, and Cerner’s logo. (Nasdaq:CERN), www.cerner.com.

This release contains forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “guidance” and “expects” or the negative of these words, variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility of product-related liabilities; potential claims for system errors and warranties; the possibility of interruption at our data centers or client support facilities; our proprietary technology may be subjected to infringement claims or may be infringed upon; risks associated with our global operations; recruitment and retention of key personnel; risks related to third party suppliers; risks inherent with business acquisitions; changing political, economic and regulatory influences; government regulation; significant competition and market changes; variations in our quarterly operating results; and, potential inconsistencies in our sales forecasts compared to actual sales. Additional discussion of these and other factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.
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CERNER CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS

	Three Months	Three Months
	Ended	Ended
(In thousands, except per share data)	April 1, 2006 (1)	April 2, 2005 (2)
Revenue
System sales	$116,850	99,942
Support, maintenance and services	195,585	156,001
Reimbursed travel	8,789	6,591

Total revenue	321,224	262,534

Margin
System sales	70,685	63,908
Support, maintenance and services	182,521	143,218

Total margin	253,206	207,126

Operating expenses
Sales and client service	139,524	110,840
Software development	59,017	49,329
General and administrative	22,671	17,922
Write-off of in process research and development	—	6,382

Total operating expenses	221,212	184,473

Operating earnings	31,994	22,653

Interest income	2,589	884
Interest expense	(3,282)	(2,626)
Other income	2,125	30

Non-operating income (expense), net	1,432	(1,712)

Earnings before income taxes	33,426	20,941
Income taxes	(13,282)	(8,421)

Net earnings	$20,144	12,520

Basic earnings per share	$0.26	0.17

Basic weighted average shares outstanding	77,156	73,480
Diluted earnings per share	$0.25	0.16

Diluted weighted average shares outstanding	81,406	76,588

Note 1:	Operating expenses include share-based compensation expense. The impact of this expense is $2.9 million, net of $1.8 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.03 for 2006. The allocation of shared-based compensation expense is $2.8 to Sales and client service, $1.1 to Software development, and $.8 to General and administrative.
Note 2:	Includes a charge for the write off of acquired in process research and development related to the acquistion of the medical business division of VitalWorks, Inc. The impact of this charge is a $3.9 million decrease, net of $2.4 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.05 for 2005.

CERNER CORPORATION
CONSOLIDATED BALANCE SHEETS

	April 1,	December 31,
(In thousands)	2006	2005
Assets

Cash and cash equivalents	$103,890	113,057
Short-term investments	174,929	161,230
Receivables, net	320,439	316,965
Inventory	12,297	9,585
Prepaid expenses and other	49,844	42,685
Deferred income taxes	7,338	8,109

Total current assets	668,737	651,631

Property and equipment, net	309,313	292,608
Software development costs, net	177,047	172,548
Goodwill, net	118,143	116,142
Intangible assets, net	58,842	60,448
Other assets	10,710	10,252

Total assets	$1,342,792	1,303,629

Liabilities

Accounts payable	$58,065	65,377
Current installments of long-term debt	28,569	28,743
Deferred revenue	87,711	79,890
Accrued payroll and tax withholdings	65,939	66,002
Other accrued expenses	20,777	20,078

Total current liabilities	261,061	260,090

Long-term debt	191,555	194,265
Deferred income taxes	74,668	72,922
Deferred revenue	16,415	14,533

Total liabilities	543,699	541,810

Minority owners’ equity interest in subsidiary	1,286	1,286

Stockholders’ Equity

Common stock	774	770
Additional paid-in capital	341,396	325,134
Retained earnings	450,406	430,262
Foreign currency translation adjustment	5,231	4,367

Total stockholders’ equity	797,807	760,533

Total liabilities and equity	$1,342,792	1,303,629

CERNER CORPORATION
NON-GAAP
CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months	Three Months
	Ended	Ended
(In thousands, except per share data)	April 1, 2006	April 2, 2005
Revenue
System sales	$116,850	99,942
Support, maintenance and services	195,585	156,001
Reimbursed travel	8,789	6,591

Total revenue	321,224	262,534

Margin
System sales	70,685	63,908
Support, maintenance and services	182,521	143,218

Total margin	253,206	207,126

Operating expenses
Sales and client service	136,713	110,840
Software development	57,886	49,329
General and administrative	21,898	17,922

Total operating expenses	216,497	178,091

Operating earnings	36,709	29,035

Interest income	2,589	884
Interest expense	(3,282)	(2,626)
Other income	2,125	30

Non-operating income (expense), net	1,432	(1,712)

Earnings before income taxes	38,141	27,323
Income taxes	(15,085)	(10,862)

Net earnings	$23,056	16,461

Basic earnings per share	$0.30	0.22

Basic weighted average shares outstanding	77,156	73,480

Diluted earnings per share	$0.28	0.21

Diluted weighted average shares outstanding	81,406	76,588
RECONCILIATION OF NON-GAAP
TO GAAP CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months	Three Months
	Ended	Ended
(In thousands, except per share data)	April 1, 2006	April 2, 2005
Non-GAAP net income	$23,056	16,461
Share-based compensation expense	(4,715)	—
Income tax benefit	1,803	—
Write off of acquired in process research and development	—	(6,382)
Income tax benefit	—	2,441

GAAP net income	$20,144	12,520

Basic earnings per share	$0.26	0.17

Basic weighted average shares outstanding	77,156	73,480

Diluted earnings per share	$0.25	0.16

Diluted weighted average shares outstanding	81,406	76,588